UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) July 24, 2012
COLUMBIA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No.  1-10352

Delaware	59-2758596
(State of Incorporation)	(I.R.S. Employer Identification No.)

354 Eisenhower Parkway Livingston, New Jersey	07039
(Address of principal executive offices)	Zip Code
Registrant's telephone number, including area code:  (973) 994-3999
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 1.01 Entry into a Material Definitive Agreement.

On July 24, 2012 (the “Effective Date”), Columbia Laboratories, Inc. (“Columbia”) and its wholly owned subsidiary, Columbia Laboratories (Bermuda), Ltd. (“Bermuda” and together with Columbia the “Company”), entered into a license agreement (the “License Agreement”) with Scientelle LLC (“Scientelle”), in which the Company granted to Scientelle an exclusive (even as to the Company) transferable worldwide license to the Company's patents and know how relating to the use of low concentration of peroxide for treating or preventing vaginal infections.

Under the terms of the License Agreement, Scientelle will use commercially reasonable efforts to formulate, develop, gain regulatory approval, and market in the United States and European Union one or more products covered by the licensed patents. In consideration of the rights granted under the License Agreement, Scientelle will pay Columbia a royalty on Scientelle's net sales of a product covered by a licensed patent as follows: (a) on net sales in the United States three percent (3%) and (b) on net sales on a country-by-country basis in the rest of the world (i) two percent (2%) of net sales up to ten million dollars ($10,000,000) annually, (ii) two and one half percent (2.5%) of the portion of net sales between ten million dollars ($10,000,000) and up to fifty million dollars ($50,000,000) annually, and (iii) three percent (3%) of the portion of net sales of fifty million dollars ($50,000,000) and above annually. If Scientelle grants rights to a product to a third party, Scientelle will pay to the Company (a) ten percent (10%) of the fair market value of all consideration received for rights in the United States and (b) on a country-by-country basis in the rest of the world (i) six percent (6%) of the fair market value of all consideration received up to five million dollars ($5,000,000), (ii) eight percent (8%) of the fair market value of all consideration received of five million dollars ($5,000,000) and up to fifteen million dollars ($15,000,000), and (iii) ten percent (10%) of the fair market value of all consideration received of fifteen million dollars ($15,000,000) or more.

The Company has reserved to itself an option to terminate the License Agreement through the eighteen month anniversary of the Effective Date, provided that the Company makes certain payments to Scientelle based on Scientelle's investment in and success with its development efforts. These potential payments are (a) up to six hundred seventy five thousand dollars ($675,000) if the License Agreement is terminated on or before the six month anniversary of the Effective Date, (b) up to one million nine hundred thousand dollars ($1,900,000) if the License Agreement is terminated after the six month anniversary but on or before the twelve month anniversary of the Effective Date, and (c) up to six million dollars ($6,000,000) if the License Agreement is terminated after the twelve month anniversary but on or before the eighteen month anniversary of the Effective Date. In the event of such a termination, Scientelle will transfer to Columbia all formulation and development work completed by Scientelle from the Effective Date relating to a product covered by the licensed patents. Columbia will have full right, title, and interest in such product and know how, and Scientelle will receive no further consideration.

The above summary of the material terms of the License Agreement does not purport to be complete and provides only a general description of the License Agreement and, thus, should be read together with, and is qualified in its entirety by reference to, the entire License Agreement, which has been filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1	License Agreement dated July 24, 2012, between Scientelle, LLC, and Columbia Laboratories, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 26, 2012

COLUMBIA LABORATORIES, INC.
By: /S/ Lawrence A. Gyenes
Lawrence A. Gyenes
Senior Vice President,
Chief Financial Officer,
and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	License Agreement dated July 24, 2012, between Scientelle, LLC, and Columbia Laboratories, Inc.